Exhibit 99.1

Investor Relations
712.732.4117

Meta Financial Group, Inc.® Reports 2011 Third Quarter Results

Earnings of $2.4 million excluding regulatory payments
Settlement of Office of Thrift Supervision regulatory actions

Storm Lake, Iowa – July 18, 2011, Meta Financial Group, Inc.® (the “Company”) (NASDAQ: CASH)

Highlights for the fiscal 2011 third quarter ended June 30, 2011

●	Meta Financial Group (MFG) reported a fiscal 2011 third quarter net loss of $1.0 million versus net income of $3.5 million in the 2010 third quarter

●	Recorded charges of $5.2 million, ($3.4 million after taxes and $1.08 per share), resolving previously disclosed actions of the Office of Thrift Supervision (OTS)

●
The Meta Payment Systems (MPS) segment recorded a 2011 third quarter net loss of $1.9 million (earnings were $1.5 million excluding the regulatory charges) compared to net income of  $3.0 million for 2010

●	The Traditional Bank (Retail Bank) segment recorded 2011 third quarter earnings of $1.0 million compared to net income of $0.7 million for the quarter in 2010

●	Non-performing assets were 1.53% of total assets compared to 0.94% at September 30, 2010 while still comparing favorably to industry averages of over 3.0%

●	MetaBank’s total risk-based capital ratio was 20.0% compared to the 10.0% requirement for a “well-capitalized” bank. Tier 1 core capital was 7.4% compared to the 5.0% well-capitalized level

Meta Financial Group reported a net loss for the 2011 fiscal third quarter of $1.0 million, or 33 cents per diluted share, compared to earnings of $3.5 million, or $1.11 per diluted share, for the prior year period.  Core business results were earnings of $2.9 million compared to $1.8 million in the same fiscal 2010 quarter.  For purposes of this comparison, core business excludes from both periods the iAdvance and tax loan and tax refund programs which were discontinued in October 2010, as well as items such as the $5.2 million in payments ($3.4 million after taxes) related to previously disclosed OTS administrative actions related to the iAdvance program as well as higher legal and consulting expenses incurred as a result of regulatory matters.  These matters are more fully discussed below in “Settlement of OTS Enforcement Matters” and the Core Earnings impact is illustrated in the table below.

Year-to-date net income for the nine months ended June 30, 2011 was $2.4 million, or 79 cents per diluted share, compared to $9.9 million, or $3.37 per diluted share, for the prior year period.  Core Earnings, as defined above and shown in the table below, were $8.3 million compared to $1.3 million for the comparable period in fiscal 2010.  In addition to the discontinuance of the iAdvance and certain income tax-related programs, core business results exclude the previous $1.5 million write-off of goodwill, the settlement of the Office of Thrift Supervision (OTS) administrative actions and related elevated legal and accounting expenses.  MetaBank remains a well-capitalized institution under federal bank regulatory guidelines.

Management believes that a presentation of Core Earnings provides a meaningful comparison between periods by excluding certain earnings and expenses of the discontinued MPS product lines and settlement charges of related regulatory actions during the nine months ended June 30, 2011.  Management has defined Core Earnings for MFG as Net Income per Generally Accepted Accounting Principles, adjusted for regulatory enforcement assessments, the goodwill write off, legal and consulting expenses related to OTS regulatory matters and lastly, the impact of discontinuing the iAdvance and tax products programs.

Calculation of Core Earnings	Three Months Ended		Nine Months Ended
(Dollars in Millions)	6/30/11	6/30/10	6/30/11	6/30/10

Net Income –Per Statement of Operations	$(1.0)	$3.5	$2.4	$9.9

Adjustments
iAdvance Remuneration	4.8	-	4.8	-
Civil Money Penalty Assessment	0.4	-	0.4	-
Tax Programs and iAdvance	0.3	(2.8)	0.1	(13.8)
Legal and Consulting Related to OTS Matters	0.5	-	1.5	-
Goodwill Write Off	-	-	1.5	-

Impact of Taxes	(2.1)	1.1	(2.4)	5.2

Core Earnings	$2.9	$1.8	$8.3	$1.3

President and Chief Executive Officer J. Tyler Haahr commented, “Notwithstanding the considerable effect on the bottom line of the charges for settlement of OTS regulatory actions, we are reassured by the durable performance of our MPS business lines, even absent the three product lines that have been discontinued; and by continued encouraging signs that our Traditional Bank segment is experiencing a gradually improving environment. We therefore expect profitability for our fourth fiscal quarter and fiscal year as the OTS settlement has now been recorded and our higher consulting and legal costs are projected to decrease as a result.  Nearing the end of a difficult year, I can report that our tangible book value closed at $24.59 per share, an increase of 10% from the prior fiscal year end.”

Settlement of OTS Enforcement Matters

As previously disclosed, the OTS had issued Supervisory Directives to MetaBank based on the OTS’ assessment of MetaBank’s third-party relationship risk, enterprise risk management, and rapid growth (in the MPS division) and had also advised MetaBank that the OTS had determined that MetaBank engaged in unfair or deceptive acts or practices in violation of Section 5 of the Federal Trade Commission Act and the OTS Advertising Regulation in connection with MetaBank’s operation of the iAdvance line of credit program.  Related to the Supervisory Directives, as was previously disclosed, the OTS advised that it was preparing a Cease and Desist Order for each of the Company and MetaBank, would require MetaBank to reimburse certain iAdvance customers in an amount to be determined, and was considering assessment of a civil money penalty against MetaBank.

On July 15, 2011, the Company and MetaBank each stipulated and consented to a Cease and Desist Order (the "Orders") issued by the OTS.  Under the Orders, the OTS and MetaBank agreed upon a Remuneration Plan to provide reimbursement to iAdvance Line of Credit borrowers affected by MetaBank’s failure to implement a recurring use plan. The Remuneration Plan provides for an aggregate amount of $4.8 million. MetaBank also stipulated and consented to an Order of Assessment of a Civil Money Penalty (the "Assessment") providing for MetaBank's payment of $400,000. The Orders and the Assessment became effective on July 15, 2011. Under the terms of the Orders and the Assessment, the OTS acknowledges that the Company and MetaBank neither admit nor deny the OTS findings in the Orders and the Assessment or that grounds exist to initiate a proceeding.

As the Company had expected, the Orders require the Company and MetaBank to submit to the OTS (or its successor) various management and compliance plans and programs to address the matters initially identified in the Supervisory Directives as well as plans for enhancing Company and Bank capital and require OTS non-objection for Company cash dividends, distributions, share repurchases, payments of interest or principal on debt and incurrence of debt.  By separate letter agreement, the OTS did not object to the Company’s payment of its scheduled July 2011 trust preferred security payment. The Orders for the Company and the Bank, both of which are well-capitalized under federal banking guidelines, do not require minimum capital ratios at specified levels higher than those otherwise required by applicable regulations.  Under the terms of the Order, MetaBank agrees that it will cease and desist from (1) violations of certain laws and regulations and (2) unsafe or unsound practices that resulted in it operating without adequate: (a) internal controls, management information systems and internal audit reviews of its third party sponsorship arrangements; and (b) certain information technology policies and procedures. The limitations related to MPS following the issuance of the Supervisory Directives remain in place. Such limitations include receiving the prior written approval of the Regional Director before MetaBank may (1) enter into any new third party relationship agreement concerning any credit product, deposit product (including prepaid cards), or automatic teller machine or materially amend any such existing agreement (except for amendments to achieve compliance with applicable laws,  regulations, or regulatory guidance); (2) originate, directly or through any third party, tax refund anticipation loans; (3) offer a tax refund transfer processing service directly or through any third party; or (4) offer or originate iAdvance lines of credit to new customers or permit draws on existing iAdvance lines of credit, either directly or through any third party.

Since the issuance of the Supervisory Directives, the Company and MetaBank have been cooperating with the OTS to correct those aspects of our operations that were addressed in the Orders, and believe we have already made substantial progress. The Company and MetaBank have completed many of the items in the Orders and expect to complete all of the required actions in the Orders by their respective deadline dates.

The descriptions of the Orders and the Assessment in this press release are qualified in their entirety by reference to the Orders and the Assessment, copies of which are included as exhibits to the Form 8-K filed today with the Securities and Exchange Commission.

President and Chief Executive Officer J. Tyler Haahr further stated “We are pleased to have consensually resolved the OTS matters in the interest of our shareholders.  With the resolution of the OTS administrative actions we have put the uncertainty of the reimbursement and the assessment issues behind us”

Summary Financial Data *	Three Months Ended			Nine Months Ended
	6/30/11	3/31/11	6/30/10	6/30/11	6/30/10
Net interest income – millions	$8.8	$8.4	$8.7	$25.5	$25.0
Non-interest income – millions	8.7	19.5	18.8	43.5	78.5

Net income (loss) – millions	(1.0)	2.7	3.5	2.4	9.9
Diluted earnings(loss) per share	(0.33)	0.88	1.11	0.79	3.37

Net interest margin	3.29%	2.97%	3.45%	3.18%	3.48%
Non-performing assets - % of total assets	1.53%	1.54%	0.74%

*  See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Net Interest Income

Net interest income for the fiscal 2011 third quarter was $8.8 million, up $0.1 million, or 2%, from the same quarter last year.  Net interest margin decreased from 3.45% in the 2010 third quarter to 3.29% while interest earning assets increased in the current year period.

Overall, asset yields declined by 31 basis points due both to a lower interest rate environment and to an ongoing shift in our asset mix to more government guaranteed mortgage-backed securities (MBS).  MBS comprise 56% of average interest earning assets compared to 49% one year ago.

Net interest income for the nine months ended June 30, 2011 was $25.5 million, up $0.5 million or 2% higher than 2010.  Contributing to this increase was a 14 basis point decrease in rates paid on interest-bearing liabilities, a $43.0 million reduction in the average balances of interest-bearing liabilities, and a 12% increase in earning assets.  These were partially offset by overall asset yields that decreased 48 basis points, in large part due to the lower rate environment, faster prepayments in the Company’s mortgage-backed securities portfolio as compared to the prior year, and the prior-year effect of tax-related loans.

Overall, cost of funds for all deposits and borrowings decreased by 16 basis points to 0.44% during the 2011 third quarter from 0.60% in the 2010 third quarter.  As of June 30, 2011, low- and no-cost checking deposits represented 86% of total deposits compared to 79% one year earlier.  This increase was driven primarily by growth in deposits from existing MPS programs as compared to one year earlier.

The Company’s average interest-earning assets for the 2011 third quarter grew by $70.4 million, or 7%, to $1.08 billion, up from $1.01 billion during the same quarter last year.  This primarily reflects the increase in the Company’s securities portfolio as the Company’s average loan portfolio balance decreased by $68.9 million.

The Company’s average total deposits and interest-bearing liabilities for the 2011 third quarter increased $76.4 million, or 8%, to $1.04 billion from $0.97 billion for the same quarter last year.  This increase resulted primarily from an increase in MPS non-interest bearing deposits.

Non-Interest Income

2011 third quarter non-interest income of $8.7 million decreased $10.1 million, or 54%, from the same quarter in 2010.  This was primarily because MPS fee income declined by $9.9 million, or 55%, in part due to the discontinuance of iAdvance and certain income tax-related programs.  iAdvance was discontinued in mid-October 2010 and there were no income tax loan or refund transfer-related programs in the fiscal 2011 third quarter as had been the case in the prior comparable period.  The remainder of the decrease relates to the $4.8 million refund of iAdvance fees pursuant to the OTS order.

Non-interest income of $43.5 million for the nine months ended June 30, 2011 decreased $35.0 million, or 45%, over the same period in the prior year.  MPS fee income declined by $34.1 million, or 46%, and due mainly to the same factors mentioned above.

Non-Interest Expense

Non-interest expense decreased $1.8 million, or 9%, to $19.3 million for the 2011 third quarter as compared to the same period in fiscal 2010.  Card processing expense was $2.2 million lower as a result of the absence of the aforementioned iAdvance and certain income tax-related programs.  Compensation expense was $7.2 million for the 2011 third quarter, improving $0.3 million, or 5%, from the same period in 2010.  Overall staffing is 3% lower than June 2010 as programs to further streamline operations at both the Retail Bank and MPS were implemented.  Staff previously involved in the iAdvance and tax loan business have generally been redeployed to other areas such as compliance and third party oversight.  Partially offsetting these improvements was the civil money penalty assessment of $0.4 million as part of the overall OTS-related settlement.

Fiscal year-to-date 2011 non-interest expense decreased by $8.6 million, or 12%, to $64.2 million.  Card processing expenses decreased 36% to $19.2 million, and personnel costs decreased by 8% to $23.1 million which were partially offset by higher legal and consulting expenses related solely to OTS matters of $1.5 million, the $1.5 million write off of goodwill due to impairment in the first quarter of fiscal 2011, and the $0.4 million OTS penalty described above.

Charges Related to OTS Settlement

The Company has reflected a charge in the quarter ended June 30, 2011 of $5.2 million related to the $4.8 million aggregate amount of the reimbursement and the $0.4 million Assessment. On an after-tax basis, this charge equates to $3.4 million, or $1.08 per diluted share, and reflects the entire amount to be paid out under the OTS Orders. While we expect to continue to incur somewhat higher than historical expenses for compliance with the ongoing requirements of the Orders, we do not believe that these incremental expenses will have a material impact on the financial condition or results of operations of MetaBank or the Company.

Credit Quality

Non-performing assets at June 30, 2011 were $16.4 million, up $6.7 million and representing 1.53% of total assets, compared to $9.7 million and 0.94% at September 30, 2010 and down from a peak of 2.4% at June 30, 2009.  There were no non-performing assets within the MPS segment at June 30, 2011.

June 30, 2011, Retail Bank non-performing loans totaled $13.9 million, representing 4.4% of total loans, compared to $8.3 million, or 2.2% of total loans at September 30, 2010 and $7.2 million or 1.5% at June 30, 2010.    Three commercial relationships totaling $9.6 million account for the increase from September 30, 2010 and were partially offset by improvements in other loans.

Foreclosed real estate and repossessed assets increased to $2.5 million as compared to $1.3 million at September 30, 2010 primarily due to the Company foreclosing on a $2.0 million agricultural relationship in the quarter ending June 30, 2011 which was partially offset by the write-down and sale of foreclosed real estate and repossessed assets.  This agricultural relationship was in the non-performing loan category of the Company at September 30, 2010.

Loans

Total loans, net of allowance for loan losses, decreased $53.7 million, or 14.7%, to $312.3 million at June 30, 2011 as compared to September 30, 2010.  All loan categories decreased due to broadly lower demand in the Company’s markets, a reduction in purchased loans, and increased repayment and prepayment speeds given the lower interest rate environment.

Deposits and Other Liabilities

Total average MPS-generated deposits were up $146.8 million, or 25%, for June 30, 2011, as compared to June 30, 2010.  This increase results mostly from growth in existing core prepaid card programs over the course of the year.  Retail bank average checking balances were up $9.5 million, or 21%, in June 2011, as compared to one year ago.  The Company decreased its advances and other borrowings by $0.2 million during the nine months ended June 30, 2011.

Business Segment Performance

Meta Payment Systems

For the 2011 third quarter, MPS recorded a net loss of $1.9 million, or 62 cents per diluted share, as compared to net income of $3.0 million, or 93 cents per diluted share for the same period last year.  Excluding the effect of the OTS-related payments, earnings were $1.5 million.

MPS 2011 third quarter revenue decreased by 47.6%, from $21.1 million in fiscal 2010 to $11.0 million in 2011. The revenue and income declines in this quarter were due to the aforementioned discontinuance of the iAdvance and certain income tax-related programs and the effect of the regulatory payments.  The average transfer pricing yield MPS received for its deposits was 1.59% in 2010 and 1.32% in the 2011 period.  Non-interest income for the quarter decreased from $18.2 million in fiscal 2010 to $8.2 million, or 55%, in 2011, again due to the previously discussed factors.

2011 third quarter non-interest expenses decreased by $1.9 million, or 11.9%, tracking volume-related decreases in direct program support costs of $2.5 million and a reduction in compensation and benefits expense of $0.2 million.  This was offset in part by higher overall costs of $0.8 million generally related to higher legal and consulting expense related to the Office of Thrift Supervision enforcement matters, and other miscellaneous operating expense.

Traditional Banking

The Traditional Banking segment recorded net income of $1.0 million, or 32 cents per diluted share, for the third quarter of fiscal year 2011, compared to net income of $0.7 million, or 22 cents per diluted share in 2010.

Capital Ratios

2011 third quarter results were impacted by a decrease in provision for loan losses of $0.6 million and an increase in net interest income of $0.1 million, which were offset by an increase in non-interest expense of $0.2 million.

MetaBank continues to meet and exceed all federal regulatory requirements to remain classified as a well-capitalized institution under applicable regulations.  MetaBank’s Tier 1 (core) capital to adjusted total assets ratio is 7.4% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio is 20.0% compared to the required 10.0% level to achieve well-capitalized status, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio is 18.9% compared to a well-capitalized requirement of 6.0%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the Cease and Desist Orders entered into by the Company and MetaBank with the OTS and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	June 30, 2011	September 30, 2010
Assets
Cash and cash equivalents	$65,210	$87,503
Investments and mortgage-backed securities	629,108	506,852
Loans receivable, net	312,328	366,045
Other assets	67,834	69,366
Total assets	$1,074,480	$1,029,766

Liabilities
Deposits	$928,589	$897,454
Other borrowings	40,992	41,214
Other liabilities	26,835	19,054
Total liabilities	996,416	957,722

Shareholders' equity	78,064	72,044
Total liabilities and shareholders' equity	$1,074,480	$1,029,766

Consolidated Statements of Income

	For the 3 Months		For the 9 Months
	Ended June 30:		Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2011	2010	2011	2010

Interest income	$9,980	$10,114	$29,180	$29,561
Interest expense	1,153	1,456	3,658	4,583
Net interest income	8,827	8,658	25,522	24,978
Provision for loan losses	(161)	609	25	14,778

Net interest income after provision for loan losses	8,988	8,049	25,497	10,200
Non-interest income	8,708	18,793	43,484	78,467
Non-interest expense	19,312	21,159	64,181	72,828

Income before income tax expense	(1,616)	5,683	4,800	15,839
Income tax expense (benefit)	(596)	2,145	2,352	5,935

Net income (loss)	$(1,020)	$3,538	$2,448	$9,904

Earnings (loss) per common share
Basic	$(0.33)	$1.15	$0.79	$3.44
Diluted	$(0.33)	$1.11	$0.79	$3.37

Selected Financial Information

For the 9 Months Ended June 30,	2011	2010

Return on average assets	0.29%	1.31%
Return on average equity	3.98%	23.30%
Average shares outstanding for diluted earnings per share	3,113,287	2,940,646

At Period Ended:	June 30, 2011	September 30, 2010

Equity to total assets	7.27%	7.00%
Book value per common share outstanding	$25.04	$23.15
Tangible book value per common share outstanding	$24.59	$22.30
Common shares outstanding	3,117,363	3,111,413
Non-performing assets to total assets	1.53%	0.94%